Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Covenant Transportation Group, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-134939, 033-88686, 333-2654, 333-67559, 333-37356, 333-50174, 333-88486, 333-105880, 333-174582, and 333-189060) and on Form S-3, as amended, (No. 333-198975) of Covenant Transportation Group, Inc. of our report dated February 27, 2015, relating to our audit of the balance sheets of Transport Enterprise Leasing, LLC as of December 31, 2014 and 2013, and the related statements of income and changes in members' equity and cash flows for the years then ended.

/s/ Lattimore Black Morgan & Cain, PC

Chattanooga, Tennessee

March 3, 2015

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